Exhibit 99.1






FOR IMMEDIATE RELEASE         Contact:
                              D. Randolph Graham
                              Vice President - Administration
                              Chief Financial Officer
                              David L. Jordan
                              Director Investor Relations
                              Sterile Concepts Holdings, Inc.
                              (804) 275-0200

                              Michele Helm (Media) Ext. 225
                              Susan Noonan (Investor) Ext 203
                              Noonan/Russo Communications, Inc.
                              (212) 696-4455
                              E-mail: news@noonanrusso.com


 STERILE CONCEPTS ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO WAITING PERIOD


RICHMOND, Virginia, July 5, 1996 -- Sterile Concepts Holdings, Inc. (NYSE:SYS) announced today that the waiting period for the Hart-Scott-Rodino Antitrust Improvements Act clearance of the proposed merger of a subsidiary of Maxxim Medical, Inc. and Sterile Concepts expired on July 3, 1996. As a result of the expiration, the parties are free to consummate the proposed transaction in accordance with the terms of the tender offer commenced by Maxxim on June 14, 1996.

Sterile Concepts also announced today that its Board of Directors had evaluated and determined not to pursue an unsolicited written proposal from another company (the "Other Company") to acquire Sterile Concepts. The proposal, which was received by Sterile Concepts on June 28, 1996, essentially confirmed an earlier expression of interest made by the Other Company during the auction process conducted by Sterile Concepts earlier this year. Following the auction process, Sterile Concepts executed a definitive merger agreement with Maxxim and, on June 14, 1996, Maxxim commenced a cash tender offer for all of the outstanding shares of Sterile Concepts at a per share price of $20. The tender offer is scheduled to be completed on July 26, 1996.

The written proposal submitted by the Other Company contemplated the proposed acquisition of Sterile Concepts by the Other Company in a merger transaction involving an exchange of the Other Company's stock for stock of Sterile Concepts on the basis of a per share price of $25, subject to a pricing collar and other conditions. After submitting its written proposal, the Other Company orally amended its proposal, subject to approval of the Other Company's Board of Directors, to provide for a purchase price of $20 per share in the Other Company's stock and $5 per share in cash, with the other terms and conditions remaining unchanged. The Board of Directors and Special Committee of Sterile Concepts evaluated the new proposal and, for the reasons discussed previously in its Schedule 14D-9 filed with the Securities and Exchange Commission and distributed to Sterile Concepts shareholders, decided not to pursue the proposal.

Sterile Concepts is a leading provider of surgical and clinical custom procedure trays to hospitals and surgery centers in the United States. The Company is headquartered in Richmond, Virginia and has production facilities in Richmond, Temecula, CA and Minnetonka, MN.


                                   # # #

Editor's note: This release is also available on the Internet over the World Wide Web at: http://www.noonanrusso.com